Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2013 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Gladstone Commercial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 and our report dated August 29, 2013, with respect to the Historical Summary of Revenue of 717 East Parmer Lane for the year ended December 31, 2012, which appears in Gladstone Commercial Corporation’s Current Report on Form 8-K dated August 29, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Mclean, VA

August 30, 2013